December 28, 2010

Ener1, Inc.
1540 Broadway, Suite 25C
New York, New York 10036

Re:	Ener1, Inc.
Registration Statement on Form S-3
File No. 333-170470

Sirs/Ladies:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by Ener1, Inc. (“you” or the “Company”) of the proposed issuance and sale of an aggregate of up to $100,000,000 in common stock, preferred stock, debt securities (“Debt Securities”), warrants and units pursuant to a Registration Statement on Form S-3, File No. 333-170470, as amended to date (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto, including, without limitation, the forms of indenture attached as exhibits to the Registration Statement (the “Indenture”), and have examined such matters of fact and questions of law as we have deemed necessary or appropriate for purposes of rendering the opinions expressed herein. In making such examinations, we have assumed (i) all original documents are true and complete in all respects, (ii) all photocopied, reproduced or conformed copies of documents are authentic and conform in all respects to the originals thereof, and (iii) the signatures on all documents are genuine.  As to factual matters that are material to this opinion, we have relied, to the extent we deemed appropriate, and without independent investigation, upon representations and certificates of officers of the Company and upon documents, records and instruments furnished to us by the Company.

Our opinions expressed herein are limited to the effect of the laws of the State of New York and applicable U.S. federal laws, and we express no opinion regarding the application or effect of the laws of any other State or jurisdiction.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that (i) the Debt Securities and (ii) the Indenture, if any, relating to the issuance of such Debt Securities, shall constitute valid, legal and binding obligations of the Company when:  (a) the Company’s board of directors or a committee thereof duly authorizes and approves the issuance and sale of the Debt Securities and the execution and delivery of such Indenture, (b) the Debt Securities are issued and delivered for the consideration contemplated by the Registration Statement and any prospectus or prospectus supplement relating to the Debt Securities, and in accordance with the provisions of the Indenture, if any, and any agreement pursuant to which the Debt Securities may have been issued and (c) such Indenture is duly executed and delivered by the Company and the trustee named therein.

Mazzeo Song & Bradham LLP
December 28, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are included within the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Very truly yours,

Mazzeo Song & Bradham LLP

By: /s/ Robert L. Mazzeo